UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 21, 2013

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 16, 2013, VIVUS, Inc. (the “Company”) announced the pricing of $220 million aggregate principal amount of 4.50% convertible senior unsecured notes due May 1, 2020 (the “Notes”) to be issued in a private placement (the “Notes Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company granted to the initial purchasers a 30-day option to purchase up to an additional $30 million aggregate principal amount of the Notes.

On May 21, 2013, the Company issued $220 million aggregate principal amount of Notes in the Notes Offering. The Notes are senior unsecured obligations of the Company and bear interest at a fixed rate of 4.50% per annum, payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2013, unless earlier purchased or converted.

The Notes are convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding November 1, 2019 only under certain conditions and may be settled as described below. The initial conversion rate is 67.3038 shares of common stock for each $1,000 principal amount of Notes, which represents an initial conversion price of approximately $14.86 per share of common stock. The conversion rate of the Notes, and the corresponding conversion price, will be subject to adjustment for certain events, but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur on or prior to the maturity date for the Notes, the Company will increase the conversion rate for a holder that elects to convert its Notes in connection with such a corporate transaction.

The net proceeds from the Notes Offering, after deducting discounts and commissions to the initial purchasers and other offering expenses, were approximately $213 million. The Company anticipates using approximately $30 million of the net proceeds from the Notes Offering to pay the cost of a capped call transaction, and the remainder of the net proceeds for continued commercialization of its products and development of its product candidates, and for general corporate purposes.

Indenture

The Company issued the Notes pursuant to an indenture dated as of May 21, 2013 (the “Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee.

Holders of the Notes may surrender all or any portion of their Notes for conversion at any time prior to the close of business on the business day immediately preceding November 1, 2019 only under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on June 30, 2013, if the closing sale price of the Company’s common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is greater than 130% of the conversion price of the Notes in effect on each applicable trading day; (2) during the five consecutive trading day period following any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each such trading day was less than 98% of the product of the closing sale price of the Company’s common stock on such date multiplied by the then-current conversion rate; or (3) upon the occurrence of specified corporate events. On or after November 1, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date for the Notes, holders may convert all or any portion of their Notes at their option at the conversion rate then in effect at any time, regardless of these conditions. Subject to certain limitations, the Company will settle conversions of the Notes by paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

The Company may not redeem the Notes prior to the maturity date for the Notes, and there is no sinking fund provided for the Notes.

If the Company undergoes a fundamental change (as defined below) prior to the maturity date for the Notes, holders may require the Company to purchase for cash all or any portion of their Notes at a fundamental change purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Notes are the Company’s senior unsecured obligations and rank (1) senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes, (2) equal in right of payment to the Company’s future unsecured indebtedness that is not so subordinated, (3) effectively junior to all of the Company’s future secured indebtedness to the extent of the value of the assets securing such indebtedness, and (4) structurally junior to all future indebtedness (including trade payables) incurred by the Company’s subsidiaries.

The events of default, which may result in the acceleration of the maturity of the Notes, include:

•                  failure to pay the principal of any Note when due;

•                  failure to pay or deliver, as the case may be, the conversion obligation owing upon conversion of any Note (including any additional shares) within five calendar days;

•                  failure to pay any interest on any Note when due, and such failure continues for 30 calendar days;

•                  failure to pay the fundamental change purchase price of any Note when due;

•                  failure to provide timely notice of a fundamental change, a make-whole adjustment event or a specified corporate event in accordance with the terms of the Indenture;

•                  failure by the Company to perform any other covenant required of it in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with above) and such failure continues for 60 calendar days after notice is given in accordance with the Indenture;

•                  any indebtedness for money borrowed by, or any other payment obligation of, the Company or any of its significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a significant subsidiary) in an outstanding principal amount, individually or in the aggregate, in excess of $15 million is not paid at final maturity (or when otherwise due) or is accelerated;

•                  failure by the Company, or any of its significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a significant subsidiary), to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $15 million, if the judgments are not paid, discharged or stayed within 30 days; and

•                  certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a significant subsidiary).

A “fundamental change” means any of the following events:

•                  Our common stock is not approved for listing on The NASDAQ Global Select Market or another permitted exchange;

•                  A person or group becomes the beneficial owner of 50% or more of our voting stock or has the power to elect a majority of the members of our board of directors;

•                  We consolidate with or enter into a merger or similar transaction with another person or dispose of all or substantially all of our assets (with certain limited exceptions); provided however that any such transaction pursuant to which the beneficial owners of our voting stock immediately prior to the transaction beneficially own, directly or indirectly, at least a majority of the total voting power of the surviving entity and such holders’ proportional voting power immediately after the transaction vis-à-vis each other with respect to the securities they receive in the transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to the transaction shall not constitute a fundamental change; and

•                  The holders of our capital stock approve any plan for our liquidation or dissolution.

Notwithstanding the foregoing, a fundamental change will not be deemed to occur if at least 90% of the consideration (with certain limited exclusions) paid for our common stock in a transaction described in the second or third bullet points above consists of shares of common stock traded on The NASDAQ Global Select Market or another permitted exchange and as a result the Notes become convertible into such shares of stock.

The description of the Indenture and the Notes above is qualified in its entirety by reference to the text of the Indenture, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

4.1	Indenture dated as of May 21, 2013 by and between VIVUS, Inc. and Deutsche Bank Trust Company Americas, as trustee.

4.2	Form of 4.50% Convertible Senior Note due May 1, 2020 (included in Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIVUS, Inc.

Date: May 21, 2013	By:	/s/ John L. Slebir
John L. Slebir Vice President, Business Development and General Counsel

EXHIBIT INDEX

Number	Description

4.1	Indenture dated as of May 21, 2013 by and between VIVUS, Inc. and Deutsche Bank Trust Company Americas, as trustee.

4.2	Form of 4.50% Convertible Senior Note due May 1, 2020 (included in Exhibit 4.1).